Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders
MedAmicus, Inc.
Minneapolis, Minnesota


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 related to the Stock Option Incentive Plan, 1991 Non-Statutory Stock Option Plan and the 1992 Non-Employee Director Plan (Commission File No. 33-94524) and on Form S-3 relating to the registration of 1,061,734 shares of common stock (Commission File No. 33-86292) of our report, dated February 1, 1996, except for Note 12 as to which the date is March 8, 1996, with respect to the financial statements of MedAmicus, Inc., which appears in the Annual Report on Form 10-KSB/A for the year ended December 31, 1995.


                                                         McGLADREY & PULLEN, LLP


Minneapolis, Minnesota
December 20, 1996